EXHIBIT 99.1
                                                            ------------

FOR IMMEDIATE RELEASE:        CONTACT:
December 23, 1997                  Fiona Hutton
                                   VP, Corporate Communications
                                   310-899-4700


          CADIZ SIGNS INTERIM AGREEMENT WITH METROPOLITAN WATER DISTRICT -- To Develop Water Storage And Supply Program For Dry Southern
                             California --

     SANTA MONICA, CA -- Cadiz Land Company, Inc., (Nasdaq National Market Symbol "CLCI") announced today significant progress with the development of a water storage and supply program at its Cadiz, California property, entering into an interim Agreement with the Metropolitan Water District of Southern California (MWD) to develop principles and terms for agreement in which CLCI would provide storage capacity of 500,000 acre-feet and a dry-year source of up to 100,000 acre-feet/year of high quality water. Facing a rapidly increasing population and diminishing municipal water supplies, the state of California and its local water agencies are seeking reliable, high quality and affordable alternative water supplies to assist with the projected shortages.

     "We are very encouraged with the current progress of our arrangements with the Metropolitan Water District," said Keith Brackpool, chief executive officer of Cadiz Land Company. Our program will provide cost-effective storage of surplus Colorado River water, produce a new and reliable dry-year source of significant water supplies, and improve the overall quality of water conveyed through the Colorado River Aqueduct."

      CLCI and MWD entered into an interim Agreement that calls for the development of principles and terms (i.e., fee structure, delivery schedule and environmental compliance) and final verification of feasibility for a water storage and supply program. This Agreement follows months of review and work by both CLCI and MWD and now defines the scope of the program to be negotiated. Both parties have agreed to negotiate the material terms by March 31, 1998. The program could be fully operational by the year 2000.

     "Providing Southern California residents with a long-term, affordable and high quality water supply is the Metropolitan Water District's central mission," said John Wodraska, general manager of Metropolitan Water District. Our agency recognizes the value of conjunctive use and storage programs and believes this type of private/public partnership will be instrumental in meeting our region's future supply needs."

     The interim Agreement also calls for CLCI and MWD to explore two potential future additions to the water storage and supply program, including the construction of a dual pipeline at the Cadiz property and/or the development of an additional program at CLCI's nearby Danby Lake property. Either addition would increase the storage and/or supply capacity.

     CLCI's water storage and supply program has also been incorporated in the Colorado River Board of California's December 17, 1997 draft of the "4.4 Plan" as a storage and supply alternative for the state. As directed by Interior Secretary Bruce Babbitt, California must design a plan to live within its entitled allocation (4.4 million acre-feet per year) of Colorado River water. The Colorado River Board of California, in conjunction with the California Department of Water Resources, is charged with identifying public and private sector solutions to help meet projected shortfalls.

     "With California's population projected to swell to approximately 49 million by 2020, the state is actively searching for alternative water sources to solve our impending shortages," said David Kennedy, director of California's Department of Water Resources. Cadiz' water storage and supply program offers California one viable solution to its water allocation challenge."

     CLCI owns approximately 27,000 acres in the Cadiz and Fenner valleys of eastern San Bernardino County -- property that overlays an underground aquifer system with significant indigenous groundwater resources that are actively recharged. During wet years or periods of excess supply, CLCI would store water from the Colorado River in its aquifer system. During periods of regional drought or reduced allocations from the Colorado River, the previously imported water, together with additional indigenous groundwater, could be extracted and conveyed to the Colorado River Aqueduct.

     Founded in 1983, CLCI is a publicly held agricultural and water development firm. Through its subsidiary, Sun World International, CLCI is one of the largest vertically integrated agricultural companies in California.

                                   ###